# 206257  v. 3

Name of Registrant:
Franklin California Tax- Free Trust
File No. 811-04356

EXHIBIT ITEM No. 77Q1(a): Copies of any material amendments to the registrant's charter or by-laws

                     CERTIFICATE OF TRUST OF
               FRANKLIN CALIFORNIA TAX-FREE TRUST

     This Certificate of Trust of Franklin California Tax-Free
Trust, a statutory trust (the "Trust"), executed by the
undersigned trustees, and filed under and in accordance with the provisions of the Delaware Statutory Trust Act (12 Del. C.  3801
et seq.) (the "Act"), sets forth the following:

     FIRST:         The name of the statutory trust formed hereby
is Franklin California Tax-Free Trust.

     SECOND:   The address of the registered office of the Trust
in the State of Delaware is 300 Delaware Avenue, Suite 800, Wilmington, New Castle County, Delaware 19801. The name of the Trust's registered agent at such address is SR Services, LLC.

     THIRD:    The Trust formed hereby is or will become an
investment company registered under the Investment Company Act of 1940, as amended (15 U.S.C. 80a-1 et seq.).

     FOURTH:   Pursuant to Section 3804 of the Act, the debts,
liabilities, obligations, costs, charges, reserves and expenses incurred, contracted for or otherwise existing with respect to a particular series, whether such series is now authorized and existing pursuant to the governing instrument of the Trust or is hereafter authorized and existing pursuant to said governing instrument, shall be enforceable against the assets associated with such series only, and not against the assets of the Trust generally or any other series thereof, and, except as otherwise provided in the governing instrument of the Trust, none of the debts, liabilities, obligations, costs, charges, reserves and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other series thereof shall be enforceable against the assets of such series.

     FIFTH:    The Trust is formed effective as of October 18,
2006.

     SIXTH:    This Certificate of Trust may be signed in one or
more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the undersigned, being all of the trustees of Franklin California Tax-Free Trust, have duly executed this Certificate of Trust as of the 18th day of October, 2006.


  /s/ Harris J. Ashton
/s/ Edith E. Holiday_________
Harris J. Ashton, Trustee               Edith E. Holiday, Trustee


  /s/ Charles B. Johnson      ___
/s/ Rupert H. Johnson, Jr.____
Charles B. Johnson, Trustee             Rupert H. Johnson, Jr.,
Trustee


  /s/ Frank W. T. LaHaye_____        /s/ John B.
Wilson___________
Frank W. T. LaHaye, Trustee                                John
B. Wilson, Trustee